Exhibit 99.1

For Immediate Release:
Contact: Peerless Systems Corporation Timothy E. Brog Chief Executive Officer 203-350-0040

Peerless Systems Announces Results for the Year and Quarter ended January 31, 2011

May 2, 2011 (Stamford, Connecticut) — Peerless Systems Corporation (Nasdaq: PRLS), a provider of imaging and networking technologies to the digital document market, today reported financial results for the fiscal year and quarter ended January 31, 2011.

Fourth Quarter Results

Fourth quarter revenue was $1.7 million for fiscal 2011 as compared to $0.9 million for fiscal 2010.  The increase in total revenue was primarily attributable to the sale of a small block license to one customer and receiving from another customer pay as you go pricing, which has higher per-unit revenue.  In April 2011, we entered into a new $800,000 block license with this pay-go customer.

Gross margin was 69% and 86% in the fourth quarters of fiscal 2011 and 2010, respectively.  The decrease in gross margin is primarily attributable to a higher ratio of third-party technology sales to the Company's technology sales.

Peerless reported net income of $0.2 million, or $0.05 per basic and diluted share, in the fourth quarter of fiscal 2011, versus $0.2 million, or $0.01 per basic and diluted share in the fourth quarter of fiscal 2010.

Peerless ended the fourth quarter of fiscal 2011 with cash and cash equivalents of $12.4 million, compared with $55.0 million at the end of the third quarter of fiscal 2011 and $36.7 million at the end of the fourth quarter of fiscal 2010.  Cash and cash equivalents decreased from the prior quarter primarily due to the Company’s self-tender offer completed in November 2011, pursuant to which it repurchased from stockholders approximately $42.9 million in shares of its common stock.  The increase in cash and cash equivalents from the fourth quarter of fiscal 2010 to the end of the third quarter in fiscal 2011 was primarily because the Company held approximately $13.2 million of securities of Highbury Financial, Inc. (“Highbury”), which were subsequently liquidated.

Fiscal 2011 full-year results

For fiscal 2011, Peerless reported net income of $4.1 million, or $0.32 per basic share and $0.31 per diluted share, on total revenue of $6.2 million.  Gross margin decreased from 123% in fiscal 2010 to 70% in fiscal 2011.  The primary reason for this decrease was a $2.6 million change in estimate that resulted from our negotiation and resulting reduction in certain third party licensing costs in fiscal 2010.  Peerless recorded the change in estimate as a reduction in the cost of revenues in the first quarter of fiscal 2010.  During the third quarter of fiscal 2011 Peerless executed a $1,800,000 perpetual license.

During fiscal 2011, the Company opened an office in Stamford, Connecticut, which became its headquarters in fiscal 2012.  The Company continues to maintain an office in El Segundo, California.

Timothy E. Brog, Chairman and Chief Executive Officer of Peerless, said, "Peerless had a very profitable and cash generative fiscal 2011 and the historical licensing business in the first quarter of fiscal 2012 has been stronger than expected."  As for the future of Peerless, Mr. Brog added, "We intend to continue to focus on delivering value to our stockholders by exploring the possibility of establishing a new business venture, seeking acquisitions and investment opportunities, and maximizing the value and cash flow of our historical licensing business."

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets, which include manufacturers of color, monochrome and multifunction office products and digital appliances.  Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is focused on maximizing the value of its licensing business and exploring various alternatives to enhance stockholder value through potentially establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Safe Harbor Statement Under The U.S. Private Securities Litigation Reform Act Of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to maximize the value of its licensing business or to enhance stockholder value through establishing a new venture or acquiring an existing business or through other investment opportunities.  Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year 2011 filed today with the Securities and Exchange Commission.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

Results (in thousands) are as follows:

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2011	2010	2011	2010
Revenues	$1,663	$871	$6,165	$4,843
Cost of revenues	520	119	1,857	(1,119)
Gross margin	1,143	752	4,308	5,962
Operating expenses	753	495	3,383	(466)
Other income, net	(41)	306	5,981	5,335
Income (loss) before income taxes	349	563	6,906	11,763
Provision (benefit) for income taxes	161	380	2,777	4,525
Net income (loss)	$188	$183	$4,129	$7,238
Basic earnings (loss) per share	$0.05	$0.01	$0.32	$0.44
Diluted earnings (loss) per share	$0.05	$0.01	$0.31	$0.43
Weighted average common shares - outstanding — basic	3,675	16,062	12,928	16,530
Weighted average common shares - outstanding — diluted	3,860	16,290	13,180	16,691